Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-151385) of Cardero Resource Corp. (the “Company”) of:

  our Independent Auditor’s Report dated January 28, 2013, on the consolidated statement of financial position of the Company and its subsidiaries as at October 31, 2012, October 31, 2011 and November 1, 2010 and the consolidated statements of loss, comprehensive loss, shareholders’ equity and cash flows of the Company and its subsidiaries for the years ended October 31, 2012 and 2011, and the related notes; and
  our Independent Auditor’s Report dated January 28, 2013, on the Company’s internal control over financial reporting as at October 31, 2012;

each of which is contained in this annual report on Form 20-F of the Company for the fiscal year ended October 31, 2012.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia, Canada
February 28, 2013